Exhibit 10.2

PROMISSORY NOTE

Borrower:	Southeastern Land Developers, LLC 6350 Lake Oconee Parkway, STE 102, PMB 103 Greensboro, GA 30642	Lender:	Shepherd’s Finance, LLC 12627 San Jose Boulevard Suite 203 Jacksonville, FL 32223 (302) 752-2688

Principal Amount: $1,050,000.00	Initial Rate: 9.85%	Date of Note: June 20, 2014

PROMISE TO PAY. Southeastern Land Developers, LLC ("Borrower") promises to pay to Shepherd’s Finance, LLC ("Lender"), or order, in lawful money of the United

+6+ States of America, on demand, but in no event later than June 30, 2016 (“Maturity Date”), the principal amount of One Million Fifty Thousand and 00/100 Dollars ($1,050,000.00) or so much as may be advanced under the Loan Documents from time to time, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance. Lender shall disburse the funds in accordance with the Construction Loan Agreement and other Loan Documents.

PAYMENT. Borrower will make payments of principal and interest on this loan on demand, and as otherwise provided in that certain Credit Agreement by and between Borrower and Lender dated of even date herewith (the "Credit Agreement"). Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued unpaid interest; and then to principal. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Shepherd’s Finance, LLC Cost of Funds plus the Rate Adder. Lender’s Cost of Funds (the "Index"), shall mean the greater of five percent (5.0%) or the weighted average price paid by Lender on or in connection with all of its borrowed funds. Such weighted average price shall include interest rates, loan fees, legal fees and any and all other costs paid by Lender on its borrowed funds, and, in the case of funds borrowed by Lender from an Affiliate of Lender, the weighted average price paid by such Affiliate on or in connection with such borrowed funds. Lender’s Cost of Funds is determined each month at the beginning of the month, based on the cost of funds for the previous month. Each change in such rate shall be effective as of the beginning of the month. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each change in the Index. The interest rate on the Loan will be adjusted contemporaneously with changes in the Index. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 7.850% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate equal to the percentage points over the Index, as set forth in the Rate Adder below, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 9.850% per annum. NOTICE: Under no circumstances will the interest rate on this Note be less than 7.000% per annum or more than the maximum rate allowed by applicable law.

“Rate Adder” shall be calculated each month, based on the number of full months since the Closing Date.

Number of full months since Closing Date	Rate Adder
1-12	2%
13 and greater	7%

INTEREST CALCULATION METHOD. Interest on this Note shall be computed as provided in the Credit Agreement.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Shepherd’s Finance, LLC, 12627 San Jose Boulevard, STE 203, Jacksonville, FL 32223.

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INTEREST AFTER MATURITY OR DEFAULT. Interest on this Note shall be computed as provided in the Credit Agreement.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note, and such default shall continue ten (10) consecutive days.

Other Defaults. Borrower defaults in the performance or observance of any term , obligation , covenant , condition , agreement or duty contained in this Note, the Credit Agreement or any of the Related Documents or defaults in the performance or observance of any term, obligation, covenant, condition, agreement or duty contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note, the Credit Agreement, or any of the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower or any guarantor (regardless of whether election to continue is made), any member withdraws from the limited liability company , or any other termination of Borrower's or any guarantor's existence as a going business or the death of any member or guarantor, including, without limitation, Vincent T. Zadjeika, the insolvency of Borrower or any guarantor , the appointment of a receiver for any part of Borrower's or any guarantor's property, any assignment for the benefit of creditors, any type of creditor workout , or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or any guarantor.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or an affiliate of Borrower which is or which shall become obligated to Lender in connection with the loan or otherwise (an "Obligated Affiliate"), or by any governmental agency against any property securing the loan. This includes a garnishment of any of Borrower's or an Obligated Affiliate's accounts , including deposit accounts, with Lender . However, this Event of Default shall not apply if there is a good faith dispute by Borrower or an Obligated Affiliate as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower or an Obligated Affiliate gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion , as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor of any of the indebtedness or any guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Event of Default under the Credit Agreement or any Loan Document. The occurrence of an Event of Default (as such term is defined in the Credit Agreement) under the terms of the Credit Agreement or the occurrence of a default or Event of Default (as such term is defined in any Loan Document) under any Loan Document (as such term is defined in the Credit Agreement).

LENDER'S RIGHTS. Upon Lender's demand, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Lender may also recover from Borrower all court, alternative dispute resolution or other collection costs (including, without limitation, fees and charges of collection agencies) actually incurred by Lender.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Georgia without regard to its conflicts of law provisions. This Note has been given by Borrower and accepted by Lender in the State of Georgia.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Greene County, State of Georgia.

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COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: an Deed to Secure Debt dated June 20, 2014, to Lender on real property located in Greene County, State of Georgia.

LINE OF CREDIT. This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS DELIVERED UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

Southeastern Land Developers, LLC

By: /s/ Charles R. Rich

Charles R. Rich, Manager of Southeastern Land Developers, LLC

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